Exhibit 99.1

FTS International announces First QUARTER 2020 Financial and Operational Results

April 29, 2020

FORT WORTH, TEXAS -- (BUSINESS WIRE) -- FTS International, Inc. (NYSE: FTSI) today reported its financial and operational results for the first quarter 2020.

Michael Doss, Chief Executive Officer, commented “We were pleased with our first quarter results despite a significant drop-off in activity that began in late March. Most of our customers have reduced or suspended completions as a result of the sharp fall in oil prices due to the economic effects of COVID-19. Accordingly, we have taken a series of aggressive measures to reduce costs and preserve liquidity.”

The COVID-19 pandemic has drastically affected the global economy and oil demand, along with the OPEC related price war related to oil supply. The consequential plummet in global oil prices has resulted in U.S. exploration and production companies announcing significant cuts in their 2020 capital expenditures, decreasing our frac activity to historic lows.

In response, we have addressed all aspects of our cost structure to ensure that we are well positioned to supply the industry with hydraulic fracturing services, which are an integral part of U.S. oil production. These actions include:

•	Bolstering safety procedures and emergency plans at both our district offices and customer worksites;
•	Reducing crews that no longer have scheduled work and related support staff;
•	Reducing executive salaries by over 25%, on top of a 15% reduction at the beginning of the year;
•	Reducing wages and salaries across the entire company;
•	Rolling furloughs for certain SG&A and manufacturing staff;
•	Suspending bonuses to eligible SG&A staff under the company’s short-term incentive plan, except for the safety component;
•	Reducing capital expenditures and repairs to the minimum level needed to operate the limited active fleets; and
•	Aggressively reducing all non-labor costs and re-negotiating contractual commitments where possible.

First Quarter 2020 Compared to the Fourth Quarter 2019

•	Revenue was $151.5 million, up from $142.3 million
•	Net loss was $(11.7) million, compared to a loss of $(13.0) million
•	Earnings per share of $(0.11), compared to $(0.12)
•	Adjusted EBITDA was $21.7 million, down from $22.7 million
•	Adjusted EBITDA per average active fleet was $5.4 million on an annualized basis
•	Repaid $22.6 million in aggregate principal amount of term loan at a discount of approximately $2 million

Operational Update

Average active fleets during the first quarter of 2020 was 16.0, down from 16.5 in the fourth quarter of 2019. During the month of March, we stacked 9 fleets that were released by customers, exiting the quarter with 7 active fleets.

We completed 6,888 stages during the first quarter of 2020, or 431 stages per active fleet. This compares to 6,346 stages in the fourth quarter of 2019, or 385 stages per active fleet.

Since March, low oil prices due to the COVID-19 pandemic and the Saudi-Russia price war have caused our customers to substantially reduce their hydraulic fracturing activities and the prices they are willing to pay for our services.

While our first quarter results reflect some reduction of this activity at the end of the quarter, we have limited visibility for future work and currently expect to only average three to four active fleets in the second quarter.

Liquidity and Capital Resources

Capital expenditures were $16.4 million in the first quarter, up from $14.9 million in the fourth quarter due largely to a front loaded purchasing schedule. In March, we began rationalizing all capital expenditures, which we now expect to be in the range of $30 - $35 million for 2020. We will continue to reassess our capital expenditures to ensure they are aligned with the market outlook.

At March 31, 2020, we had $199.2 million of cash and $434.7 million of long-term debt. Net debt, excluding unamortized discount and debt issuance costs, was $238.1 million at March 31, 2020. Additionally, at quarter end, total liquidity was $255.5 million, including $56.3 million of availability under our revolving credit facility. During the first quarter of 2020, we had no borrowings outstanding under our revolving credit facility.

COVID-19

The health and safety of our employees has always been paramount and that does not change during this pandemic. Within our employee base, we are not aware of any confirmed cases of COVID-19 to date. We will continue taking appropriate measures to prevent the outbreak from affecting our employees, customers, vendors and their families.

Conference Call & Webcast

We will hold a conference call that will also be webcast on our website on Thursday, April 30, 2020 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss these results. Presenting for the company will be Michael Doss, Chief Executive Officer, who will then be joined by Buddy Petersen, Chief Operating Officer and Lance Turner, Chief Financial Officer, for Q&A.

Please see below for instructions on how to access the conference call and webcast. If you intend to ask a question in the Q&A portion of the call, please join by phone.

By Phone:	Dial (212) 231-2904 at least 10 minutes before the call. A replay will be available through May 21 by dialing (402) 977-9140 and using the conference ID 21960025#.

By Webcast:	Connect to the webcast via the Events page of FTSI’s website at www.FTSI.com/investor-relations/events. Please join the webcast at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America.

To learn more, visit www.FTSI.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that FTSI defines as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; supply commitment charges; gain on sale of equity interest in joint venture affiliate; acquisition or disposition transaction costs; and employee severance costs related to corporate-wide cost reduction initiatives. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. The company also uses Adjusted EBITDA per average active fleet on an annualized basis, which is a non-GAAP measure and is defined as Adjusted EBITDA divided by the average active fleets per quarter then multiplying the result by four. Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis are used by management to evaluate the operating performance of the business for comparable periods and Adjusted EBITDA is a metric used for management incentive compensation. Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis should not be used by investors or others as the sole basis for formulating investment decisions, as they exclude a number of important items. The company believes Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis are important indicators of operating performance because they exclude the effects of the company’s capital structure and certain non-cash items from the company’s operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company's operating performance, although FTSI’s definition of Adjusted EBITDA may differ from other industry peer companies.

Net debt is a non-GAAP financial measure that FTSI defines as total long-term debt plus unamortized discount and debt issuance costs less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is long-term debt. Net debt is used by management as a measure of our financial leverage and helps our investors better understand our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the company’s actual indebtedness.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our average active fleets in the second quarter, our expected efficiencies and that those efficiencies are not expected to offset pricing concessions or underutilized fleets, capital expenditures for 2020, our continued response to prevent the spread of Coronavirus, and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on FTSI’s current expectations and assumptions regarding capital market conditions, FTSI’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, FTSI’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ultimate geographic spread, duration and severity of coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact; the operations of FTSI; results of litigation, settlements and investigations; the final terms of new and renegotiated supply and customer contracts; actions by third parties, including governmental agencies; volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for FTSI's services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; product liability; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents. Any forward-looking statement made in this press release speaks only as of the date on which it is made. FTSI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in FTSI’s filings with the SEC. The risk factors and other factors noted in FTSI’s filings with the SEC could cause the company’s actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In millions, except per share amounts)	2020	2019	2019
Revenue
Revenue	$150.8	$142.3	$221.6
Revenue from related parties	0.7	-	0.9
Total revenue	151.5	142.3	222.5

Operating expenses
Costs of revenue, excluding depreciation and amortization	115.2	102.7	163.1
Selling, general and administrative	17.7	22.7	23.6
Depreciation and amortization	21.4	22.1	22.4
Impairments and other charges	3.7	0.9	60.8
(Gain) loss on disposal of assets, net	(0.1)	(0.4)	0.3
Total operating expenses	157.9	148.0	270.2

Operating loss	(6.4)	(5.7)	(47.7)

Interest expense, net	(7.3)	(7.2)	(8.2)
Gain on extinguishment of debt, net	2.0	-	0.5
Equity in net income of joint venture affiliate	-	-	0.6

Loss before income taxes	(11.7)	(12.9)	(54.8)
Income tax expense	-	0.1	0.2

Net loss	$(11.7)	$(13.0)	$(55.0)

Basic and diluted earnings per share	$(0.11)	$(0.12)	$(0.50)

Shares used in computing basic and diluted earnings per share	107.3	107.3	109.7

Consolidated Balance Sheets (unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
(In millions)	2020	2019	2019
ASSETS
Current assets
Cash and cash equivalents	$199.2	$223.0	$172.1
Accounts receivable, net	78.6	77.0	150.6
Accounts receivable from related parties, net	0.6	-	-
Inventories	43.6	45.5	67.6
Prepaid expenses and other current assets	15.0	7.0	5.9
Total current assets	337.0	352.5	396.2

Property, plant, and equipment, net	223.1	227.0	261.2
Operating lease right-of-use assets	22.5	26.3	32.7
Intangible assets, net	29.5	29.5	29.5
Investment in joint venture affiliate	-	-	24.2
Other assets	3.9	4.0	6.2
Total assets	$616.0	$639.3	$750.0

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$53.6	$36.4	$75.5
Accrued expenses	25.2	22.9	38.2
Current portion of operating lease liabilities	13.8	14.3	22.4
Other current liabilities	14.6	11.6	28.0
Total current liabilities	107.2	85.2	164.1

Long-term debt	434.7	456.9	476.8
Operating lease liabilities	10.5	13.9	11.8
Other liabilities	34.6	45.6	44.0
Total liabilities	587.0	601.6	696.7

Equity
Common stock	36.4	36.4	36.4
Additional paid-in capital	4,385.0	4,382.0	4,379.7
Accumulated deficit	(4,392.4)	(4,380.7)	(4,362.8)
Total equity	29.0	37.7	53.3
Total liabilities and equity	$616.0	$639.3	$750.0

Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In millions)	2020	2019	2019
Cash flows from operating activities
Net loss	$(11.7)	$(13.0)	$(55.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21.4	22.1	22.4
Stock-based compensation	3.1	5.8	3.0
Amortization of debt discounts and issuance costs	0.4	0.4	0.5
Impairment of assets	-	-	2.8
(Gain) loss on disposal of assets, net	(0.1)	(0.4)	0.3
(Gain) loss on extinguishment of debt, net	(2.0)	-	(0.5)
Inventory write-down	-	-	1.4
Non-cash provision for supply commitment charges	3.2	0.9	56.6
Cash paid to settle supply commitment charges	(11.2)	(1.5)	-
Other non-cash items	1.0	3.1	(0.8)
Changes in operating assets and liabilities:
Accounts receivable	(2.4)	40.3	7.7
Accounts receivable from related parties	(0.7)	-	-
Inventories	1.8	2.2	(1.7)
Prepaid expenses and other assets	(8.1)	5.4	0.3
Accounts payable	16.2	(18.8)	(11.3)
Accrued expenses and other liabilities	2.3	(12.5)	8.2
Net cash provided by operating activities	13.2	34.0	33.9

Cash flows from investing activities
Capital expenditures	(16.4)	(14.9)	(11.7)
Proceeds from disposal of assets	0.1	1.4	0.1
Net cash used in investing activities	(16.3)	(13.5)	(11.6)

Cash flows from financing activities
Repayments of long-term debt	(20.6)	-	(26.3)
Repurchases of common stock	-	(1.6)	-
Taxes paid related to net share settlement of equity awards	(0.1)	(0.1)	(1.7)
Net cash used in financing activities	(20.7)	(1.7)	(28.0)

Net increase (decrease) in cash and cash equivalents	(23.8)	18.8	(5.7)
Cash and cash equivalents at beginning of period	223.0	204.2	177.8
Cash and cash equivalents at end of period	$199.2	$223.0	$172.1

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(In millions, except average active fleets)	2020	2019	2019
Net loss	$(11.7)	$(13.0)	$(55.0)
Interest expense, net	7.3	7.2	8.2
Income tax expense	-	0.1	0.2
Depreciation and amortization	21.4	22.1	22.4
(Gain) loss on disposal of assets, net	(0.1)	(0.4)	0.3
(Gain) loss on extinguishment of debt, net	(2.0)	-	(0.5)
Stock-based compensation	3.1	5.8	3.0
Supply commitment charges	3.2	0.9	56.6
Inventory write-down	-	-	1.4
Impairment of assets	-	-	2.8
Employee severance costs	0.5	-	-
Adjusted EBITDA	21.7	22.7	39.4

Average active fleets	16.0	16.5	20.0
Annualized adjusted EBITDA per average active fleet	$5.4	$5.5	$7.9

Reconciliation of Long-term Debt to Net Debt

	Mar. 31,	Dec. 31,	Mar. 31,
(In millions)	2020	2019	2019
Term loan due April 2021	$67.4	$90.0	$106.0
Senior notes due May 2022	369.9	369.9	374.9
Less unamortized discount and debt issuance costs	(2.6)	(3.0)	(4.1)
Total long-term debt	434.7	456.9	476.8

Add unamortized discount and debt issuance costs	2.6	3.0	4.1
Total principal amount of debt	437.3	459.9	480.9

Less cash and cash equivalents	(199.2)	(223.0)	(172.1)
Net debt	$238.1	$236.9	$308.8